Exhibit 99.1
April 28, 2011 – FOR IMMEDIATE RELEASE	Contact: Robert V. Lardon 203.328.3518
robert.lardon@harman.com

HARMAN reports 13% Increase in Sales and 100% Increase in Operating Income year over year

•	Increases Earnings per Share to $0.51 from $0.21

•	Exceeds Target for $400 Million STEP Change Cost Savings

•	Wins Large Asian Business and Expands VW Group Award to $1.6 Billion

•	Grows Scalable Platform to $3.5 Billion; Backlog of Awarded Business at $13 Billion

STAMFORD, CT, April 28, 2011 – Harman International Industries, Incorporated, the leading global audio and infotainment group (NYSE: HAR), today announced results for the third quarter ended March 31, 2011. Net sales for the quarter were $948 million, an increase of 13 percent compared to the same period last year. Third quarter operating income was $54 million, an improvement of $27 million compared to the same period last year. Earnings from continuing operations per diluted share were $0.51 for the quarter compared to $0.21 in the same period last year. On a non-GAAP basis, earnings per diluted share from continuing operations were $0.60 compared to $0.27 in the same period last year.

“Our continued focus on execution has helped us achieve a sixth consecutive quarter of top and bottom line growth,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO. “I’m pleased that we have achieved our ambitious goal of a $400 million STEP Change Cost Savings program, announced in February 2008. This early decision enabled HARMAN to overcome the global economic downturn and return to profitability faster than the industry. Having developed a culture of efficiency, we have the foundation to capitalize on multiple profitable growth opportunities. The adoption of our innovative next-generation scalable platform continues to accelerate with the VW Group’s Asian business. Awards for this platform now exceed $3.5 billion, bringing our total backlog to $13 billion. We have also won multiple orders from Chinese automotive companies for our branded audio systems. We are executing our emerging market growth strategy and excellent progress is being made across all divisions,” added Paliwal.

FY 2011 Key Figures – Total Company	Three Months Ended March 31				Nine Months Ended March 31
All figures from continuing operations unless otherwise noted			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY11	3M FY10	Nominal	Local Currency[1]	9M FY11	9M FY10	Nominal	Local Currency[1]
Net sales	948	837	13%	13%	2,741	2,514	9%	13%
Gross profit	249	218	14%	14%	742	661	12%	16%
Percent of net sales	26.2%	26.0%			27.1%	26.3%
SG&A & Other	195	191	2%	3%	578	601	(4%)	0%
Operating income	54	27	100%	95%	164	60	174%	167%
Percent of net sales	5.7%	3.2%			6.0%	2.4%
Net Income from continuing operations attributable to Harman International Industries, Incorporated	37	15	145%	131%	117	17	n.m.	n.m.
Diluted earnings per share from continuing operations attributable to Harman International Industries, Incorporated	0.51	0.21			1.64	0.24
Restructuring-related costs	10	6			12	14
Goodwill impairment charge	0	0			0	12
Net Income from discontinued operations	0	3			0	8
Diluted earnings per share from Discontinued Operations	0.00	0.05			0.00	0.12
Non-GAAP from continuing operations[1]
Gross profit	250	219	15%	14%	745	666	12%	15%
Percent of net sales	26.4%	26.1%			27.2%	26.5%
SG&A & Other	187	186	1%	1%	569	580	(2%)	2%
Operating income	63	33	93%	88%	176	86	105%	103%
Percent of net sales	6.7%	3.9%			6.4%	3.4%
Net Income from continuing operations attributable to Harman International Industries, Incorporated	43	19	129%	118%	125	39	n.m.	n.m.
Diluted earnings per share from continuing operations attributable to Harman International Industries, Incorporated	0.60	0.27			1.75	0.55
Shares outstanding – diluted (in millions)	72	71			72	71

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Summary of Continuing Operations

Gross margin increased to 26.2 percent for the third quarter ended March 31, 2011, an improvement of 0.2 percentage points. Gross margin on a non-GAAP basis increased to 26.4 percent for the third quarter, an improvement of 0.3 percentage points. SG&A and other expense as a percentage of sales on a non-GAAP basis for the third quarter declined by 2.5 percentage points to 19.7 percent. The Company’s improved operating margin was primarily driven by higher sales, the monetizing of certain intellectual property rights, and improved productivity, largely offset by our temporarily elevated gross R&D costs required to achieve key customer milestones and higher expense related to first time ever participation at several major automotive trade shows.

HARMAN exceeded its goal of $400 million in permanent cost and productivity savings under the Company’s STEP Change Cost Savings program.

Executing Against All Four Strategic Pillars

The Company made significant progress during the quarter against each of its four strategic pillars, which form the foundation for future profitable growth.

1. Growing Automotive Audio

HARMAN’s focused branding and marketing programs with its long-standing customers such as BMW, Hyundai, Lexus/Toyota, and Mercedes Benz, are gaining traction resulting in increased penetration for branded audio systems. HARMAN is also taking its world leadership in premium branded audio to hybrid and electric cars with its patented, energy-efficient GreenEdge™ technology. Recent awards in China include branded audio for a new electric vehicle by the BYD Daimler joint venture company, the Geely Motors Emgrand EC8, and the new BYD e6 electric vehicle. In addition, HARMAN introduced its revolutionary QuantumLogic™ surround technology for its JBL® Professional audio system in Ferrari’s new FF.

2. Growing Smart Infotainment

HARMAN is driving the adoption of new technologies that form the “Connected Car” ecosystem. During the quarter, HARMAN launched industry leading solutions for infotainment. Launched in cooperation with Toyota, the Entune™ infotainment system features ground-breaking connected car applications such as Microsoft Bing search for points of interest, iheartradio, and Pandora music search. HARMAN also launched its innovative navigation solution Becker® MAP PILOT for Mercedes Benz, which gives drivers a feature-rich and upgradeable navigation solution without compromising the convenience of a highly integrated in-dash OEM solution.

The Company continued to leverage its leadership position, gaining scale and penetration through its award for its next-generation platform for Volkswagen Group brands Audi, SEAT, Skoda, and Volkswagen in the Asian markets. The new award builds on HARMAN’s previously announced next-generation scalable infotainment award for the automaker’s European and US marketed vehicles. Total order value of this award is now $1.6 billion, bringing our scalable platform awards to $3.5 billion.

3. Growing in Emerging Markets

HARMAN continues to expand its presence in all businesses in the emerging markets of Brazil, Russia, India and China where the Company is targeting $1.5 billion in revenues by 2015. HARMAN reports that its Dandong facility is nearing completion in China. The custom-built, 460,000 square foot facility will be HARMAN’s largest and most technologically advanced, featuring dual operations for automotive electronics and professional audio systems. The facility is expected to come on-line in July 2011.

4. Getting Costs and Capital Right

The Company noted that while it has exceeded its cost savings goal under the STEP Change program, the discipline gained in the process continues, which included the closure or consolidation of 16 HARMAN facilities and the reduction of 2250 jobs in high-cost countries during the past three years.

The Company continues to deploy its capital wisely through investments in organic growth initiatives such as its new facility in Dandong, a planned expansion of its manufacturing operation in Hungary and its new North American manufacturing and engineering facility in Queretaro, Mexico. Additionally, the Company continues to evaluate and execute a variety of capital strategies intended to drive value to shareholders including selected technology acquisitions, such as 3dB Research Limited in Vancouver Canada, and reinstatement of the quarterly dividend.

Investor and Analyst Call on April 28, 2011

On Thursday, April 28, 2011 at 11:00 a.m. EDT, HARMAN’s management will host an analyst and investor conference call to discuss the third quarter results. Those who wish to participate via audio in the earnings conference call scheduled at 11:00 a.m. EDT should dial 1.800-891-3493 (U.S.) or +1 (212) 231-2920 (International) ten minutes before the call and reference HARMAN Access Code 21520338.

In addition, HARMAN invites you to visit the Investors section of its website at: www.harman.com where visitors can sign-up for email alerts and conveniently download copies of historical earnings releases and supporting slide presentations, among other documents. The fiscal third quarter earnings release and supporting materials will be posted on the site at approximately 8:00 a.m. EDT, Thursday, April 28, 2011.

A replay of the call will also be available following its completion at approximately 1:00 pm EDT. The replay will be available through June 30, 2011 at 1:00 pm EDT. To listen to the replay, dial 1(800) 633-8284 (U.S.) or +1 (402) 977-9140 (International), Access Code: 21520338.

If you need technical assistance, call the toll-free Global Crossing Customer Care Line at 1(800) 473-0602 (US) or +1 (303) 446-4604 (International).

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon® and Mark Levinson®. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 12,000 people across the Americas, Europe and Asia, and reported sales of $3.6 billion for the twelve months ending March 31, 2011. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited (1) our ability to maintain profitability in our automotive division if there are delays in our product launches which may give rise to significant penalties and increased engineering expense; (2) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (3)warranty obligations for defects in our products; (4) fluctuations in currency exchange rates, particularly with respect to the value of the U.S. Dollar and the Euro; (5) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (6) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (8) our failure to implement and maintain a comprehensive disaster recovery program; (9) our failure to comply with governmental rules and regulations, including the Foreign Corrupt Practices Act and U.S. export control laws, and the cost of compliance with such laws; (10) our ability to maintain a competitive technological advantage through innovation and leading product designs; (11) the outcome of pending or future litigation and other claims, including, but not limited to, the current stockholder and Employee Retirement Income Security Act of 1974 lawsuits; (12) our ability to enforce or defend our ownership and use of intellectual property rights; and (13) other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other filings made by the Company with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. This press release also makes reference to the Company’s sales backlog. The Company’s sales backlog reflects anticipated net sales from formally awarded new programs and open replacement programs, less phased-out and cancelled programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new and replacement programs, foreign currency exchange rates and the timing of major program launches.

HAR-E

APPENDIX

Automotive Division

FY 2011 Key Figures – Automotive	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Nominal	Local Currency[1]	9M FY11	9M FY10	Nominal	Local Currency[1]
Net sales	707	630	12%	13%	1,978	1,841	8%	12%
Gross profit	164	145	13%	13%	470	439	7%	12%
Percent of net sales	23.2%	23.0%			23.8%	23.8%
SG&A & Other	108	116	(7%)	(6%)	322	385	(16%)	(12%)
Operating income	56	29	92%	88%	148	54	175%	160%
Percent of net sales	7.9%	4.6%			7.5%	2.9%
Restructuring-related costs	6	1			10	5
Goodwill impairment charge	0	0			0	12
Non-GAAP[1]
Gross profit	165	145	14%	14%	473	441	7%	12%
Percent of net sales	23.3%	23.1%			23.9%	23.9%
SG&A & Other	104	115	(10%)	(9%)	315	369	(15%)	(10%)
Operating income	61	31	101%	97%	159	72	121%	114%
Percent of net sales	8.7%	4.9%			8.0%	3.9%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter were $707 million, an increase of 12 percent or 13 percent in local currency, driven by higher production volumes in Automotive and market share gains in the Infotainment business. Gross margin on a non-GAAP basis in the third quarter increased slightly to 23.3 percent from 23.1 percent. SG&A and other expense on a non-GAAP basis in the third quarter was $104 million compared to $115 million in the prior year. The division’s improved operating margin was primarily driven by higher sales, the monetizing of certain intellectual property rights, and improved productivity, largely offset by our temporarily elevated gross R&D costs required to achieve key customer milestones and higher expense related to first time ever participation at several major automotive trade shows.

Automotive Division Highlights

During the quarter, HARMAN launched three industry leading solutions for infotainment and branded audio. Launched in cooperation with Toyota, the Entune™ infotainment system features ground-breaking connected car applications such as Microsoft Bing search for points of interest, iheartradio, and Pandora music search. In addition, HARMAN introduced its revolutionary QuantumLogic™ surround technology for its JBL® Professional audio system in Ferrari’s new FF. HARMAN also launched its innovative navigation solution, Becker® MAP PILOT for Mercedes Benz, which gives drivers a feature-rich and upgradeable navigation solution without compromising the convenience of a highly integrated in-dash OEM solution.

HARMAN demonstrated its broad range of connected infotainment solutions in the Rinspeed “BamBoo” concept car – the world’s first social networking vehicle – at the Geneva Auto Show. Technologies included Aha Radio on-demand, interactive, personalized radio, along with its GreenEdge energy-efficient audio solutions and HALOsonic technologies for electric vehicles.

HARMAN is collaborating with Sierra Wireless, a leader in high-speed mobile computing and wireless machine-to-machine communication, to pioneer 4G broadband connectivity for automotive customers. Together with speech-recognition leader Nuance, HARMAN Automotive is continuing to develop intuitive, intelligent voice solutions for today’s connected car.

HARMAN was awarded additional business to provide next-generation scalable infotainment systems for Volkswagen Group’s new vehicle platforms in the Asian markets. The new award builds on HARMAN’s previously announced next-generation scalable infotainment award for Volkswagen Group’s European and US marketed vehicles. Total order value of this award is now $1.6 Billion. Additional recent awards in China include branded audio for a new electric vehicle by the BYD Daimler joint venture company, the Geely Motors Emgrand EC8, and the new BYD e6 electric vehicle.

Consumer Division

FY 2011 Key Figures – Consumer	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Nominal	Local Currency[1]	9M FY11	9M FY10	Nominal	Local Currency[1]
Net sales	95	81	17%	17%	320	292	10%	14%
Gross profit	26	22	17%	17%	93	80	17%	21%
Percent of net sales	27.7%	27.6%			29.0%	27.3%
SG&A & Other	28	23	19%	19%	83	74	12%	15%
Operating income	(1)	(1)	90%	83%	10	6	74%	138%
Percent of net sales	(1.5%)	(0.9%)			3.1%	2.0%
Restructuring-related costs	2	1			2	4
Goodwill impairment charge	0	0			0	0
Non-GAAP[1]
Gross profit	26	23	16%	16%	93	80	16%	21%
Percent of net sales	27.7%	27.8%			28.9%	27.3%
SG&A & Other	26	23	12%	12%	81	70	15%	18%
Operating income	1	0	n.m.	n.m.	12	10	23%	45%
Percent of net sales	0.7%	(0.3%)			3.7%	3.3%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Net sales in the third quarter were $95 million, an increase of 17 percent. This growth was driven by increased market share in the Latin American and Asian markets. Gross margin on a non-GAAP basis in the third quarter was basically flat. SG&A expense on a non-GAAP basis in the third quarter was $26 million compared to $23 million in the prior year. The increase was primarily due to expanded sales channel expense and increased marketing activities.

Consumer Division Highlights

HARMAN launched 17 new products during the third quarter, which represented more than 25% of revenue.

The Company reported excellent growth in Brazil, India and China as a result of both strong market demand and increased penetration.

HARMAN continues to add new points of sale and has improved its position with Apple, Best Buy and Target, based on the launch of its JBL OnAir and OnBeat multimedia products.

The harman/kardon BDS Series of home theater systems continues gaining share in Europe and is now launching in the Americas and Asia.

Professional Division

FY 2011 Key Figures – Professional	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Nominal	Local Currency[1]	9M FY11	9M FY10	Nominal	Local Currency[1]
Net sales	146	126	16%	15%	442	380	16%	17%
Gross profit	59	50	17%	15%	178	147	21%	21%
Percent of net sales	40.1%	39.9%			40.3%	38.8%
SG&A & Other	39	35	11%	10%	111	95	16%	17%
Operating income	19	15	29%	28%	68	52	29%	29%
Percent of net sales	13.2%	11.8%			15.3%	13.8%
Restructuring-related costs	2	4			(1)	4
Goodwill impairment charge	0	0			0	0
Non-GAAP[1]
Gross profit	59	51	16%	14%	178	149	19%	19%
Percent of net sales	40.2%	40.3%			40.2%	39.3%
SG&A & Other	38	32	17%	16%	111	93	19%	20%
Operating income	21	19	12%	11%	67	56	18%	18%
Percent of net sales	14.4%	14.9%			15.1%	14.8%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

Net sales in the third quarter were $146 million, an increase of 16 percent, or 15 percent in local currency. This growth was driven by increased market share in the Latin American and Asian markets. Gross margin on a non-GAAP basis in the third quarter decreased slightly to 40.2 percent. SG&A expense on a non-GAAP basis in the third quarter was $38 million compared to $32 million in the prior year. The increase was primarily due to expanded sales channel expense and increased marketing activities.

Professional Division Highlights

HARMAN sound systems were used at the recent GRAMMY® Awards, Super Bowl XLV, the Oscars®, the Country Music Awards, and the Indian National Games. JBL VerTec Subcompact Line Array speakers received the prestigious audio industry TEC Award at the January NAMM music dealers show. JBL’s PRX600 powered speaker product line won the Music & Sound Retailer 2011 Reader’s Award for Best Speaker of 2010.

Notable installations during the quarter included the Houston Astros’ baseball stadium, Ontario, Canada’s court houses, and the Dolphin Resort Hotel at Disney World.

Other (Corporate)

FY 2011 Key Figures – Other	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY11	3M FY10	Nominal	Local Currency[1]	9M FY11	9M FY10	Nominal	Local Currency[1]
SG&A & Other	20	16	23%	23%	62	48	30%	30%
Restructuring-related costs	0	0			0	0
Non-GAAP[1]
SG&A & Other	20	16	24%	24%	62	48	30%	30%

1	A non-GAAP measure, see reconciliations of non-GAAP measures later in this release.

SG&A expense increased in the third quarter primarily due to investments in corporate technology, innovation and marketing programs. The Company’s Corporate Technology Center (CTC) is driving cutting-edge development in connectivity and networking, mobile Internet (Aha Radio), cloud computing, advanced driver assistance, wireless technologies, and energy-efficiency.

Harman International Industries, Incorporated

Consolidated Statements of Operations

	Three Months Ended March 31,		Nine Months Ended March 31,
(In thousands, except earnings per share data; unaudited)	2011	2010	2011	2010
Net sales	$948,196	$837,011	$2,741,223	$2,513,712
Cost of sales	699,371	619,379	1,999,087	1,852,218

Gross profit	248,825	217,632	742,136	661,494
Selling, general and administrative expenses	211,362	190,748	594,108	576,055
Loss on deconsolidation of variable interest entity	0	0	0	13,122
Sale of Intellectual Property	(16,184)	0	(16,184)	0
Goodwill impairment	0	0	0	12,292

Operating income	53,647	26,884	164,212	60,025
Other expenses:
Interest expense, net	5,262	5,762	17,172	23,950
Miscellaneous, net	1,464	1,572	5,396	3,719

Income from continuing operations before taxes	46,921	19,550	141,644	32,356
Income tax expense	10,321	4,629	24,604	10,326

Income from continuing operations net of taxes	36,600	14,921	117,040	22,030
Income from discontinued operations net of taxes	0	3,339	0	8,145

Net income	36,600	18,260	117,040	30,175
Less: Net income attributable to non-controlling interest	0	0	0	5,289

Net income attributable to Harman International Industries, Incorporated	$36,600	$18,260	$117,040	$24,886

Net income from continuing operations attributable to Harman International Industries, Incorporated:
Income from continuing operations, net of taxes	$36,600	$14,921	$117,040	$22,030
Less: Net income attributable to non-controlling interest	0	0	0	5,289

Net income from continuing operations attributable to Harman International Industries, Incorporated	$36,600	$14,921	$117,040	$16,741

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.51	$0.21	$1.65	$0.24
Diluted	$0.51	$0.21	$1.64	$0.24
Earnings per share from discontinued operations:
Basic	$0.00	$0.05	$0.00	$0.12
Diluted	$0.00	$0.05	$0.00	$0.12
Earnings per share:
Basic	$0.51	$0.26	$1.65	$0.35
Diluted	$0.51	$0.26	$1.64	$0.35
Weighted average shares outstanding:
Basic	71,123	70,531	70,918	70,300
Diluted	71,924	70,905	71,541	70,536

Harman International Industries, Incorporated

Consolidated Balance Sheets

(In thousands; unaudited)	March 31, 2011	June 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$426,696	$645,570
Short-term investments	340,777	0
Accounts receivable	599,969	517,092
Inventories	455,070	353,123
Other current assets	183,539	158,194

Total current assets	2,006,051	1,673,979
Property, plant and equipment	446,579	421,949
Goodwill	116,366	105,922
Deferred tax assets, long term	242,750	247,602
Other assets	129,504	106,763

Total assets	$2,941,250	$2,556,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$960	$463
Short-term debt	2,073	13,472
Accounts payable	428,395	382,985
Accrued liabilities	425,732	363,261
Accrued warranties	110,768	99,329
Income taxes payable	14,821	3,941

Total current liabilities	982,749	863,451
Convertible senior notes	374,485	362,693
Other senior debt	486	1,209
Other non-current liabilities	230,381	193,970

Total liabilities	1,588,101	1,421,323

Total equity	1,353,149	1,134,892

Total liabilities and equity	$2,941,250	$2,556,215

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Three Months Ended March 31, 2011
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$948,196	$0	$948,196
Cost of sales	699,371	(1,319)[a]	698,052

Gross profit	248,825	1,319	250,144
Selling, general and administrative expenses	211,362	(8,220)[b]	203,142
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(16,184)	0	(16,184)
Goodwill impairment	0	0	0

Operating income	53,647	9,539	63,186
Other expenses:
Interest expense, net	5,262	0	5,262
Miscellaneous, net	1,464	0	1,464

Income from continuing operations before taxes	46,921	9,539	56,460
Income tax expense	10,321	2,762 [c]	13,083

Income from continuing operations net of taxes	36,600	6,777	43,377
Less: Net income attributable to non-controlling interest	0	0	0

Net income from continuing operations attributable to Harman International Industries, Incorporated	$36,600	$6,777	$43,377

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.51	$0.10	$0.61
Diluted	$0.51	$0.09	$0.60
Weighted average shares outstanding:
Basic	71,123		71,123
Diluted	71,924		71,924

(a)	Restructuring expense in Cost of Sales was $1.3 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $8.2 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Nine Months Ended March 31, 2011
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$2,741,223	$0	$2,741,223
Cost of sales	1,999,087	(2,371)[a]	1,996,716

Gross profit	742,136	2,371	744,507
Selling, general and administrative expenses	594,108	(9,344)[b]	584,764
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	(16,184)	0	(16,184)
Goodwill impairment	0	0	0

Operating income	164,212	11,715	175,927
Other expenses:
Interest expense, net	17,172	0	17,172
Miscellaneous, net	5,396	0	5,396

Income from continuing operations before taxes	141,644	11,715	153,359
Income tax expense	24,604	3,832 [c]	28,436

Income from continuing operations net of taxes	117,040	7,883	124,923
Less: Net income attributable to non-controlling interest	0	0	0

Net income from continuing operations attributable to Harman International Industries, Incorporated	$117,040	$7,883	$124,923

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$1.65	$0.11	$1.76
Diluted	$1.64	$0.11	$1.75
Weighted average shares outstanding:
Basic	70,918		70,918
Diluted	71,541		71,541

(a)	Restructuring expense in Cost of Sales was $2.4 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $9.3 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Three Months Ended March 31, 2010
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$837,011	$0	$837,011
Cost of sales	619,379	(880)[a]	618,499

Gross profit	217,632	880	218,512
Selling, general and administrative expenses	190,748	(5,036)[b]	185,712
Loss on deconsolidation of variable interest entity	0	0	0
Sale of Intellectual Property	0	0	0
Goodwill impairment	0	0	0

Operating income	26,884	5,916	32,800
Other expenses:
Interest expense, net	5,762	0	5,762
Miscellaneous, net	1,572	0	1,572

Income from continuing operations before taxes	19,550	5,916	25,466
Income tax expense	4,629	1,877 [c]	6,506

Income from continuing operations net of taxes	14,921	4,039	18,960
Less: Net income attributable to non-controlling interest	0	0	0

Net income from continuing operations attributable to Harman International Industries, Incorporated	$14,921	$4,039	$18,960

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.21	$0.06	$0.27
Diluted	$0.21	$0.06	$0.27
Weighted average shares outstanding:
Basic	70,531		70,531
Diluted	70,905		70,905

(a)	Restructuring expense in Cost of Sales was $0.9 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $5.0 million due to projects to increase efficiency in engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

	Nine Months Ended March 31, 2010
(In thousands, except earnings per share data; unaudited)	GAAP	Adjustments	Non-GAAP
Net sales	$2,513,712	$0	$2,513,712
Cost of sales	1,852,218	(4,253)[a]	1,847,965

Gross profit	661,494	4,253	665,747
Selling, general and administrative expenses	576,055	(9,440)[b]	566,615
Loss on deconsolidation of variable interest entity	13,122	0	13,122
Sale of Intellectual Property	0	0	0
Goodwill impairment	12,292	(12,292)[c]	0

Operating income	60,025	25,985	86,010
Other expenses:
Interest expense, net	23,950	0	23,950
Miscellaneous, net	3,719	0	3,719

Income from continuing operations before taxes	32,356	25,985	58,341
Income tax expense	10,326	3,977 [d]	14,303

Income from continuing operations net of taxes	22,030	22,008	44,038
Less: Net income attributable to non-controlling interest	5,289	0	5,289

Net income from continuing operations attributable to Harman International Industries, Incorporated	$16,741	$22,008	$38,749

Earnings per share from continuing operations attributable to Harman International Industries, Incorporated:
Basic	$0.24	$0.31	$0.55
Diluted	$0.24	$0.31	$0.55
Weighted average shares outstanding:
Basic	70,300		70,300
Diluted	70,536		70,536

(a)	Restructuring expense in Cost of Sales was $4.3 million due to projects to increase efficiency in manufacturing.
(b)	Restructuring expense in SG&A was $9.4 million due to projects to increase efficiency in engineering and administrative functions.
(c)	Goodwill impairment charge was $12.3 million.
(d)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our non-recurring charges. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

	Three Months Ended March 31,		Increase (Decrease)
(In thousands; unaudited)	2011	2010
Net sales – nominal currency	$948,196	$837,011	13%
Effect of foreign currency translation[1]		(823)

Net sales - local currency	948,196	836,188	13%

Gross profit – nominal currency	248,825	217,632	14%
Effect of foreign currency translation[1]		165

Gross profit – local currency	248,825	217,797	14%

SG&A & Other – nominal currency	195,178	190,748	2%
Effect of foreign currency translation[1]		(539)

SG&A & Other – local currency	195,178	190,209	3%

Operating income – nominal currency	53,647	26,884	100%
Effect of foreign currency translation[1]		704

Operating income – local currency	53,647	27,588	95%

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges	Three Months Ended March 31,		Increase (Decrease)
(In thousands; unaudited)	2011	2010
Net sales – nominal currency	$948,196	$837,011	13%
Effect of foreign currency translation[1]		(823)

Net sales – local currency	948,196	836,188	13%

Gross profit - nominal currency	250,144	218,512	15%
Effect of foreign currency translation[1]		167

Gross profit - local currency	250,144	218,679	14%

SG&A & Other – nominal currency	186,958	185,712	1%
Effect of foreign currency translation[1]		(594)

SG&A & Other – local currency	186,958	185,118	1%

Operating income – nominal currency	63,186	32,800	93%
Effect of foreign currency translation[1]		761

Operating income – local currency	63,186	33,561	88%

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

	Nine Months Ended March 31,		Increase (Decrease)
(In thousands; unaudited)	2011	2010
Net sales – nominal currency	$2,741,223	$2,513,712	9%
Effect of foreign currency translation[1]		(89,081)

Net sales - local currency	2,741,223	2,424,631	13%

Gross profit – nominal currency	742,136	661,494	12%
Effect of foreign currency translation[1]		(20,425)

Gross profit – local currency	742,136	641,069	16%

SG&A & Other – nominal currency	577,924	601,469	(4%)
Effect of foreign currency translation[1]		(22,017)

SG&A & Other – local currency	577,924	579,452	0%

Operating income – nominal currency	164,212	60,025	174%
Effect of foreign currency translation[1]		1,592

Operating income – local currency	164,212	61,617	167%

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Reconciliation of GAAP to Non-GAAP Results

Foreign Currency Translation Impact

EXCLUDING restructuring and goodwill charges	Nine Months Ended March 31,		Increase (Decrease)
(In thousands; unaudited)	2011	2010
Net sales – nominal currency	$2,741,223	$2,513,712	9%
Effect of foreign currency translation[1]		(89,081)

Net sales – local currency	2,741,223	2,424,631	13%

Gross profit - nominal currency	744,507	665,747	12%
Effect of foreign currency translation[1]		(20,721)

Gross profit - local currency	744,507	645,026	15%

SG&A & Other – nominal currency	568,580	579,737	(2%)
Effect of foreign currency translation[1]		(21,540)

SG&A & Other – local currency	568,580	558,197	2%

Operating income – nominal currency	175,928	86,010	105%
Effect of foreign currency translation[1]		819

Operating income – local currency	175,928	86,829	103%

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

Harman International Industries, Incorporated

Total Liquidity Reconciliation

Total Company Liquidity	As of March 31, 2011
$ millions
Cash & cash equivalents	$427
Short-term investments	341
Available credit under Revolving Credit Facility	543
Total liquidity	$1,311